EXHIBIT 4.11

EXECUTION VERSION

SECOND LIEN SECURITY AGREEMENT SUPPLEMENT

February 5, 2008

To: U.S. Bank National Association, as Trustee

and Collateral Agent for the benefit of the

Secured Parties referred to in the Second Lien

Security Agreement referred to below.

Re: MSC-Medical Services Company – Creation of New Subsidiary

Ladies and Gentlemen:

MSC-Medical Services Company, a Florida corporation (“Issuer”) has entered into (i) an Indenture dated as of June 21, 2005 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Indenture”) with U.S. Bank National Association (the “Trustee” or “Collateral Agent”), (ii) a Revolving Credit Agreement dated as of March 31, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Issuer (as the surviving entity of the Merger), as the Borrower, the Lenders party thereto, Bank of America, N.A., as administrative agent (together with any successor Administrative Agent appointed pursuant to Article XI of the Revolving Credit Agreement, the “Administrative Agent”) and L/C Issuer, (iii) a Security Agreement dated March 31, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Security Agreement”) made by the Grantors from time to time party thereto in favor of the Administrative Agent for the Secured Parties and (iv) a Second Lien Security Agreement dated June 21, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Security Agreement”) among Issuer, MCP-MSC Acquisition, Inc. (“Holdings”, and, together with Issuer, collectively, the “Grantors”), to Trustee, as indenture trustee and collateral agent for the benefit of Trustee and the holders from time to time of the Second Lien Notes (such holders, together with the Trustee and the Collateral Agent, each a “Secured Party” and, collectively, the “Secured Parties”). Terms defined in the Indenture or the Second Lien Security Agreement and not otherwise defined herein are used herein as defined in the Indenture or the Second Lien Security Agreement.

SECTION 1. Grant of Security. Subject to the rights and obligations described in the Intercreditor Agreement which sets forth the relative rights, interests and priorities of the Secured Parties (as defined therein) with respect to the Collateral, the undersigned hereby grants to the Trustee, for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in and to the following, in each case whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively, the undersigned’s “Collateral”): all Equipment, Inventory, Receivables,

ZoneCare 2d Lien Security Agreement

Related Contracts, Security Collateral (including, without limitation, the shares of stock and other Equity Interests set forth on Part I of Schedule I hereto, the indebtedness set forth on Part II of Schedule I hereto and the securities and securities/deposit accounts set forth on Schedule II hereto), Agreement Collateral (including, without limitation, each of the agreements listed on Schedule III hereto), Account Collateral (including, without limitation, the deposit accounts set forth on Schedule IV hereto), Intellectual Property Collateral, Commercial Tort Claims Collateral (including, without limitation, the commercial tort claims described in Schedule V hereto), all books and records (including, without limitation, subject to applicable law, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned’s Collateral, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the undersigned’s Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Notwithstanding the foregoing provisions of this Section 1, in no event shall the security interest granted hereunder attach to any contract, license, permit or franchise to which the undersigned is a party or any of its rights or interests thereunder, or any property or assets subject to any contract, license, permit or franchise, if and for so long as the grant of such security interest shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of the undersigned therein or (y) a breach or termination pursuant to the terms of, or a default under, any such contract, license, permit or franchise, except, in each case, to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity; provided, that notwithstanding the foregoing, such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract, license, permit or franchise, or property subject thereto, that does not result in any of the consequences specified in clause (x) or (y) above.

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Second Lien Security Agreement Supplement and the Second Lien Security Agreement secures the payment of all Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Second Lien Security Agreement Supplement and the Second Lien Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are deemed unenforceable by the judgment, decree or similar order of a bankruptcy court with respect to a bankruptcy, reorganization or similar proceeding involving a Loan Party.

ZoneCare 2d Lien Security Agreement

SECTION 3. Representations and Warranties. (a) The undersigned’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. The undersigned has no trade names other than as listed on Schedule VI hereto. Within the five years preceding the date hereof, the undersigned has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b) All of the Equipment and Inventory of the undersigned are located at the places specified therefor in Schedule VIII hereto.

(c) The undersigned is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto.

(d) The undersigned hereby makes each other representation and warranty set forth in Section 6 of the Second Lien Security Agreement with respect to itself and the Collateral granted by it.

SECTION 4. Obligations Under the Second Lien Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Second Lien Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Second Lien Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Second Lien Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

SECTION 5. Governing Law. This Second Lien Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

ZONECARE USA OF DELRAY, LLC

By:	/s/ Adam Doctoroff
Name:	Adam Doctoroff
Title:	Vice President

Address for notices:
Two Canal Park, 4th Floor
Cambridge, MA 02141

ZoneCare 2d Lien Security Agreement

Schedule I

Part I: Equity Interests

ZoneCareUSA of Delray, LLC owns all of the outstanding membership interests of

ZoneCareUSA DME, LLC.

Part II: Indebtedness

None.

MSC – Schedules to 2d Lien Security Agreement Supplement

Schedule II

Securities and Securities/Deposit Accounts

ZoneCare USA of Delray, LLC will be added as an account holder on the deposit accounts held at Commerce Bank to be identified.

MSC – Schedules to 2d Lien Security Agreement Supplement

Schedule III

Agreement Collateral

Membership Interest Purchase Agreement dated as of January 28, 2008 by and among MSC – Medical Services Company, ZoneCareUSA of Delray, LLC and the Members named therein.

Escrow Agreement dated as of January 28, 2008 by and among MSC – Medical Services Company, ZoneCareUSA of Delray, LLC, SunTrust Bank, NA and Behn Wilson.

MSC – Schedules to 2d Lien Security Agreement Supplement

Schedule IV

Account Collateral – Deposit Accounts

ZoneCare USA of Delray, LLC will be added as an account holder on the deposit accounts held at Commerce Bank to be identified.

MSC – Schedules to 2d Lien Security Agreement Supplement

Schedule V

Commercial Tort Claims

None.

MSC – Schedules to 2d Lien Security Agreement Supplement

Schedule VI

Legal Name, Location, Chief Executive Office, Type of Organization, Jurisdiction of

Organization, Organizational Identification Number, Trade Names

Legal Name:	ZoneCareUSA of Delray, LLC

Location:	223 N.E. 5th Avenue Delray Beach, FL 33483

Chief Executive Office:	223 N.E. 5th Avenue Delray Beach, FL 33483

Type of Organization:	Limited Liability Company

Jurisdiction:	Florida

State ID No.	L03000029703

FEIN:	81-0633083

Trade Names:	ZoneCare; Transportation Zone

MSC – Schedules to 2d Lien Security Agreement Supplement

Schedule VII

Changes to Legal Name, Location, Chief Executive Office, Type of Organization, Jurisdiction of

Organization, Organizational Identification Number

None.

MSC – Schedules to 2d Lien Security Agreement Supplement

Schedule VIII

Location of Equipment and Inventory

223 N.E. 5th Avenue

Delray Beach, FL 33483

210 N.E. 6th Avenue

Delray Beach, FL 33483

246 N.E. 6th Avenue

Delray Beach, FL 33483

MSC – Schedules to 2d Lien Security Agreement Supplement

Schedule IX

Letters of Credit

None.

MSC – Schedules to 2d Lien Security Agreement Supplement

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